Exhibit 11
                            ALLIED Life Financial Corporation and Subsidiaries
                                         Computation of Per Share Earnings
                          For the nine months ended September 30, 1996 and 1995


                                                              Three months ended September 30,
                                                          1996                                1995

                                                 Primary       Fully Diluted           Primary    Fully Diluted


Net income                                   $   2,105,435     $  2,105,435        $  2,289,635     $  2,289,635
Preferred stock dividends                         (379,578)        (379,578)           (355,002)        (355,002)


Adjusted net income                          $   1,725,857     $  1,725,857        $  1,934,633     $1,934,633


Earnings per share                           $        0.37     $       0.37        $       0.41     $       0.41


Weighted average number of
   common shares outstanding                     4,559,259        4,559,259           4,626,981        4,626,981
Effect of conversion of ESOP Series
   preferred stock*                                 93,982           93,982              83,713           83,713
Dilutive effect of unexercised
   stock options**                                  51,422           51,422              63,672           63,672


       Total                                     4,704,663        4,704,663           4,774,366        4,774,366


                                                                 Nine months ended September 30,
                                                          1996                                1995

                                                 Primary       Fully Diluted           Primary    Fully Diluted


Net income                                   $   7,266,830     $  7,266,830        $  7,101,841     $  7,101,841
Preferred stock dividends                       (1,119,942)      (1,119,942)         (1,047,431)      (1,047,431)


Adjusted net income                          $   6,146,888     $  6,146,888        $  6,054,410     $6,054,410


Earnings per share                           $        1.29     $       1.29        $       1.28     $       1.28


Weighted average number of
   common shares outstanding                     4,609,230        4,609,230           4,607,789        4,607,789
Effect of conversion of ESOP Series
   preferred stock*                                 95,477           95,477              85,552           85,552
Dilutive effect of unexercised
   stock options**                                  57,547           59,596              51,465           54,146


       Total                                     4,762,254        4,764,303           4,744,806        4,747,487



* For purposes of computing primary and fully diluted earnings per share the Company's ESOP convertible preferred stock (which is convertible to common stock) is considered a common stock equivalent.

**   Note:    Primary - Based on average market price.

              Fully Diluted - Based on the higher of the average market price or the market price at the end of each period presented.

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